UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

SIPUP CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-185408	99-0382107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Wall St. 8th Floor, New York, NY 10005

(Address of principal executive offices, including zip code)

(212) 634-4360

245 Park Avenue, New York, NY 10167

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory arrangements of certain Officers.

Effective December 21, 2015, Mr. Baruch Yadid has been appointed as director of Sipup Corporation (the “Company”). Mr. Yadid is not being appointed to any committee of the board of the Company at this time but will be actively involved in all board matters. In the last 10 years Mr. Yadid was involved in several real estates and commercial deals in Israel and abroad, he also played a major role in the successes of private companies.

Effective February 1, 2016, Mr. Yochai Ozeri was appointed as a director of the Company, Chief Financial Officer and interim Chief Executive Officer. Mr. Ozeri has been serving, since January 2012 as the Director of Finance and Treasurer of deltathree. Founded in 1996, deltathree, Inc. is a global provider of Voice over Internet Protocol (VoIP) telephony services, products, and solutions for partners, resellers and direct consumers. In his current roles at deltathree, Mr. Ozeri serves as its principal financial officer and principal accounting officer. Prior to assuming these positions at deltathree, Mr. Ozeri, served as Controller at deltathree from August 2009 until January 2012. Prior to joining deltathree, Mr. Ozeri served as a senior auditor at Kost, Forer, Gabbay & Kasierer, a member firm of Ernst & Young International, in its technology practice group. Mr. Ozeri is a Certified Public Accountant.

In connection with his appointment, Mr. Ozeri and the Company entered into an employment agreement dated February 1, 2016 pursuant to which Mr. Ozeri will be paid a monthly base salary of $2,000 for the first three months. Thereafter, the Company’s board of directors or the appropriate committee will consider an increase in the base amount. Under the agreement, Mr. Ozeri will be entitled to participate in any future employee stock option plan that the Company establishes and will be issued non-qualified options for 500,000 shares of the Company’s common stock. Either the Company or Mr. Ozeri is entitled to terminate employment upon 60 prior days’ notice. Mr. Ozeri is not being appointed to any committee of the board of the Company at this time.

Effective February 1, 2016, Mr. Natanel Salomon was appointed as a director of the Company and as Vice President of Marketing and Investor Relations. Mr. Salomon has been serving, since November 2014, as a sales executive in Binary Partners, which is engaged in building online binary option trading platforms and Forex platforms for dealers. Prior to assuming the positions at Binary Partners, Mr. Salomon served from July 2013 as Vice President; sales and marketing in Webresult an internet marketing solutions company. Mr. Salomon has served from March 2012 to July 2013 as a consultant and manager of “call of the shofar” Israeli branch, a non-profit focuses on personal and relational transformation. From November 2010 to March 2012 as a youth guide in Gush Etzion regional municipality managing employment projects for youth on summer vacation. Mr. Salomon is not being appointed to any committee of the board of the Company at this time.

No determination regarding compensation arrangements of either of Messrs Yadid or Salomon has been made as of the date of the filing of this report on Form 8-K. In addition, there are no relationships between any of these individuals and the Company that would require that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Effective March 17, 2015, Mr. Rafi Elul resigned from all positions with the Company in order to pursue other interests.

Effective December 21, 2015, Mr. Peretz Winkler resigned from all positions with the Company in order to pursue other interests.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sipup Corporation Inc.

March 8, 2016	By:	/s/ Yochai Ozeri
Yochai Ozeri, Interim Chief Executive Officer

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